Mail Stop 03-06

April 25, 2005


Via U.S. Mail

Ms. Helena R. Santos
Chief Executive Officer and
   Chief Financial Officer
Scientific Industries, Inc.
70 Orville Drive
Bohemia, New York  11716


	Re:	Scientific Industries
		Form 10-KSB for the fiscal year ended June 30, 2004 Forms 10-QSB for the quarters ended December 31, 2004
      File No.  000-06658

Dear Ms. Santos:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



      Sincerely,



      Daniel L. Gordon
							Branch Chief





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